UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2019

Inovio Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14888	33-0969592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 W. Germantown Pike, Suite 110

Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

(267) 440-4200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2019, Avtar Dhillon provided notice to the Board of Directors (the “Board”) of Inovio Pharmaceuticals, Inc. (the “Company”) of his decision to resign as a member and as Chairman of the Board, effective immediately. Dr. Dhillon’s decision to resign was not the result of any disagreement with the Company.

On January 3, 2019, the Board appointed Simon X. Benito, a current director of the Company, as Chairman of the Board.

On January 3, 2019, the Board also appointed Lota S. Zoth to serve as a director of the Company. Ms. Zoth’s term will continue until the Company’s 2019 Annual Meeting of Stockholders. There is no arrangement or understanding between Ms. Zoth and any other person pursuant to which she was selected as a director of the Company, and there is no family relationship between Ms. Zoth and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Ms. Zoth requiring disclosure under Item 404(a) of Regulation S-K. Additional information regarding Ms. Zoth is set forth below:

Lota S. Zoth, age 59, commenced service as a director on the Board on January 3, 2019. Since 2008, she has served on the board of directors of several publicly held biopharmaceutical companies and currently serves on the boards of directors of Orexigen Therapeutics, Inc., Circassia Pharmaceuticals, PLC, NewLink Genetics Corporation, Spark Therapeutics, Inc. and Zymeworks Inc. She also served on the boards of directors of the public companies Hyperion Therapeutics, Inc. from 2008 to May 2015 and Ikaria, Inc. from 2008 to 2014. Prior to her board service, she served in senior financial roles in a variety of commercial-stage companies, including serving as MedImmune Inc.’s corporate controller from 2002 to 2004 and its chief financial officer from 2004 until its acquisition by AstraZeneca in 2007. Prior to joining MedImmune in 2002, Ms. Zoth served in financial executive roles at PSINet Inc., Sodexho Marriott Services, Inc., Marriott International and PepsiCo, Inc. Ms. Zoth also served as an auditor at Ernst & Young, LLP and is a Certified Public Accountant. Ms. Zoth received a B.B.A. in accounting from Texas Tech University.

Ms. Zoth will be compensated in accordance with the Company’s non-employee director compensation policy. She will receive an annual cash retainer of $45,000 for serving on the Board. In addition, Ms. Zoth received initial equity awards under and pursuant to the Company’s 2016 Omnibus Incentive Plan upon her appointment as of January 3, 2019, the date of grant. As a newly elected director, Ms. Zoth was awarded 12,270 restricted stock units and a stock option to purchase 20,000 shares of the Company’s common stock at an exercise price of $4.28, the closing price of the Company’s common stock on the date of grant. The restricted stock units will vest over a period of three years, with one-third of the shares vesting on each of the first, second and third anniversaries of the grant date, subject to Ms. Zoth’s continued service as a director of the Company as of each vesting date. With respect to the shares of common stock underlying the stock option grant, one-quarter of the shares vested as of the grant date, with the remainder vesting in three equal annual installments on the first, second and third anniversaries of the grant date, subject to Ms. Zoth’s continued service as a director of the Company as of each vesting date. Ms. Zoth will be eligible to receive additional annual equity awards on each date of the Company’s annual meeting of stockholders in accordance with the non-employee director compensation policy.

Item 7.01.	Regulation FD Disclosure.

On January 3, 2019, the Company issued a press release announcing the resignation of Dr. Dhillon and the appointment of Ms. Zoth to the Board. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description

99.1	Press Release dated January 3, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVIO PHARMACEUTICALS, INC.

Date: January 3, 2019	By:	/s/ Peter Kies
Peter Kies
Chief Financial Officer